EXHIBIT 99.1
                                                                    ------------


FOR IMMEDIATE RELEASE
=====================

ZAP AND FUSION CAPITAL MUTUALLY TERMINATE FINANCING AGREEMENT

         SANTA ROSA, Calif., (February 25, 2005) - Automotive technology pioneer ZAP (OTC Bulletin Board: ZAPZ) today announced that it has mutually agreed with Fusion Capital Fund II, LLC to terminate their existing $24 million common stock purchase agreement.

         "We entered into this agreement with Fusion in the middle of 2004," said Steve Schneider, ZAP's CEO. "In a short amount of time a lot has changed at ZAP. We would like to take this opportunity to thank Fusion for their help and support. The Company is in negotiations for debt financing that would be better for shareholders long-term without the dilution inherent in any equity transaction. We will continue to dialogue with Fusion and evaluate future financing opportunities with them."

         Under the agreement, Fusion had purchased $500,000 of ZAP common stock and committed to purchase up to an additional $24 million of common stock. In connection with the termination, the company repurchased the $500,000 of common stock originally purchased by Fusion Capital.

         A more detailed description of this mutual termination is set forth in ZAP's report on Form 8-K, recently filed with the SEC. About ZAP

         ZAP has been a leader in clean transportation technologies since 1994, delivering more than 85,000 vehicles to customers in more than 60 countries. A public company, ZAP is traded on the Over-the-Counter stock exchange under the symbol ZAPZ. The company offers a variety of advanced technology vehicles, including electric cars, bicycles, scooters, motorbikes, underwater scooters and more. For more information, visit http://www.zapworld.com or call 707-525-8658. ZAP is not affiliated with, or authorized by, smart gmbh, the manufacturer of SMART automobiles, or the smartUSA division of Mercedes-Benz LLC, the exclusive authorized U.S. importer and distributor of those vehicles. ZAP purchases its vehicles from non-affiliated direct importer Smart-Auto LLC.

About Fusion Capital

Fusion Capital Fund II, LLC is a broad based investment fund, based in Chicago, Illinois. Fusion Capital makes a wide range of investments ranging from special situation financing to a long-term strategic capital.



                                      # # #



ZAP Media Relations: Alex Campbell, (707) 525-8658 x 241, acampbell@zapworld.com

ZAP Investor Relations: Steven Kim, (707) 525-8658 x 298